Exhibit 99.1

      Cautionary Statement - Additional Important Factors to be Considered

         Several   of  the   matters   discussed   in  this   document   contain
forward-looking statements that involve risks and uncertainties. Factors associated with the forward-looking statements that could cause actual results to differ from those projected or forecast are included in the factors below. In addition to other information contained in this report, readers should carefully consider the following cautionary statements and risks factors.

         We May Not Be Able to Continue as a Going Concern. Our limited capital resources have caused our independent accountants to issue a report that indicates that substantial doubt exists as to our ability to continue as a going concern. We anticipate that if we cannot obtain additional financing and generate revenues, we will likely exhaust our capital resources by the end of the first quarter of fiscal 1999.

         We Need to Raise Additional Funds. We have not had any material proceeds from any of our products, and have expended significant amounts of funds in an attempt to market our existing products, develop new products and explore additional business opportunities. Accordingly, we have an immediate need to raise additional funds through debt or equity financing or by other means. We cannot be certain that additional financing will be available or that, if available, it can be obtained on terms that we deem favorable. Our inability to secure these funds will have a material adverse effect on our business. Additionally, our stockholders may be diluted if we raise additional funds through the sale of our stock.

         We Have a Very Limited Operating History. Although we have developed Beta versions of our existing products, we have not had any significant distribution of, and have experienced many set backs with respect to, these products. Accordingly, we have a limited operating history upon which to evaluate our future prospects. Additionally, during the fiscal years ended June 30, 1997 and 1998, we incurred net losses of $902,997 and $1,339,720, respectively. At June 30, 1997 and 1998, we had an accumulated deficit of $1,953,330 and $3,293,050. We believe we will need additional research and development and personnel expenses to establish our competitive and market position and build an organizational infrastructure to support our growth strategy. Accordingly, we expect to incur further losses in the future. You must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as financial software. These risks include, but are not limited to, the inability to respond promptly to changes in a rapidly evolving and unpredictable business environment and the inability to manage growth. To address these risks, we must, among other things:

         o       expand our customer base;

         o       enter into distribution and revenue generating arrangements;

         o       successfully implement our business and marketing strategies;

         o continue to develop new products to meet the increasing needs of potential customers;

         o       respond to competitive developments; and

         o       attract and retain qualified personnel.

         Our Revenues Are Primarily Based on a Limited Number of Products. We expect to derive a significant portion of our revenues in fiscal 1999 and in future years from a limited number of products and services. At this time, we expect to derive most of this revenue from subscriptions to our Wire products and services and a limited number of other related products and services. As a result, the reduction, delay or cancellation of subscriptions for these products and services could have a material adverse effect on our business, financial condition and results of operation. To date, we have had limited success with respect to obtaining subscriptions for these products and we cannot give any assurance that our success rate will improve. As a result, our revenues generated from Financial Wire have not been sufficient to fund our ongoing business plan.

         Our Products May Contain Defects or Other Errors and May Be Returned. The software products we offer may contain undetected errors or failures when we first introduce them or as we release new versions. Failure to detect errors until after we commence the commercial shipment of a product could result in loss of or delay in market acceptance of the product. These errors and failures could also result in claims against us that could have a material adverse impact on our business, results of operations and financial conditions. These errors and failures may also result in returns of such products

         We May Experience Delays in the Introduction and Distribution of Our Products. Due to the numerous obstacles and uncertainties involved in developing and distributing software to the market, however, we cannot be certain that we will be able to meet our planned release dates for our products or develop our anticipated new products on schedule. If we are unable to meet these goals, our revenue and earnings would likely be materially and adversely affected. To date, we have experienced significant delays in our development and introduction of certain new products, and in the distribution of existing products. It is likely in the future that delays will continue to occur and that certain new products will not be released in accordance with our internal development schedule or the expectations of public market analysts and investors.

         Our Marketing Capabilities Are Limited and We Depend on Strategic Relationships. Our strategy to commercialize our products calls for the allocation of substantial resources to the expansion and training of a marketing staff and direct sales force. To date, we have conducted only limited sales, marketing and distribution activities. Also, we have had little success in our efforts to attract and retain the qualified marketing and sales personnel necessary to sustain growth in revenues derived from sales of our products. Even if we are able to maintain an appropriate sales force, we cannot give any assurance that the expansion and training of that sales force will prove to be economically feasible. We also expect to market and sell our products through licensing or other distribution arrangements with third parties. However, we will not have significant control over the level of resources and attention the third parties will devote to our products. Accordingly, any revenues received by us will be dependent in large part, on the efforts of third parties, and we can give no assurance that their efforts will be successful.

         We Are Heavily Dependent on the Internet. Our Financial Wire products and services, and our related marketing strategy, have been designed to capitalize on the growing acceptance and use of the Internet. Accordingly, our achievement of our growth and profitability objectives will be dependent in large part upon the capacity, reliability, integrity and security of the Internet, and the service providers and telecommunications vendors associated with the Internet. In addition, our strategy for our Financial Wire products and services requires that we devote substantial financial, operational and managerial resources to the expansion and adaptation of our Internet infrastructure. The Internet and our Internet infrastructure is vulnerable to computer viruses and interruptions in service resulting from the accidental or intentional actions of Internet users. In an effort to protect our Internet infrastructure, we have installed sophisticated firewall and anti-virus programming and have arranged for standby auxiliary power. However, if we are unable to expand or adapt our Internet infrastructure to meet changing consumer demands or if interruptions of service or other disruptive events affecting the Internet cannot be minimized, our business, results of operations and financial condition could be materially and adversely affected.

         We Are Dependent on Our Proprietary Technology and Are at Risk of Infringement Claims. Our ability to compete effectively depends to a significant extent on our ability to protect our proprietary information. We rely primarily on copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. We enter into confidentiality agreements with our consultants and employees and limit access to distribution of our technology, software and other proprietary information. Although we intend to defend our intellectual property, we cannot give any assurance that the steps we take will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

         We are also subject to the risk of alleged infringement of the intellectual property rights of others. Although we are not currently aware of any pending or threatened infringement claims with respect to our current or future products, we cannot give any assurance that third parties will not assert such claims. Any claims could require that we enter into license arrangements or could result in protracted and costly litigation, regardless of the merits of these claims. We cannot give any assurance that any necessary licenses will be available or that if available such licenses can be obtained on commercially reasonable terms. Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Any litigation could result in substantial costs and diversion of resources and could have material adverse affect on our business, financial condition and results of operation.

         We May Experience Risks Associated with Acquisitions and Other Business Combinations. We may acquire, products, technologies or companies that are complimentary to our business or that add new lines of business. Such acquisitions involve numerous risks, including but not limited to:

        o adverse short-term effects on the combined business' reported operating results;

        o       diversion of management's attention;

        o       dependence on retention, hiring and training of key personnel;

        o amortization and/or impairment of goodwill and other intangible assets; and

        o risks associated with unanticipated problems or legal liabilities.

         Additionally, we are in the process of reassessing our ability to function as a stand-alone company. Because of our continuing lack of revenues and lack of funding necessary to implement our business plan, we are contemplating the possibility of merging or entering into a business combination with another software company in a business complimentary to ours that would potentially resolve these problems. This kind of business combination may only be possible through drastic corporate measures in order to induce the potential acquiror to combine with us. In addition to the risks discussed above, a business combination of this sort could also subject us to the following additional risks:

         o change in management, whose direction may differ from our current direction;

         o significant delays resulting from management change and the adoption of a new business plan to accommodate the acquiror's business; and

         o change of effective control, resulting from the issuance of new securities to the acquiror, which may lead to substantial dilution of existing stockholders.

         Our Industry Is Subject to Rapid Technological Developments and Changing Product Platforms. The financial software market and the PC industry is subject to rapid technological developments and frequent changes in computer operating environments. To compete successfully, we must continually improve and enhance our existing products and technologies and develop new products and technologies that incorporate technological advances. We must make these improvements while remaining competitive in terms of performance and price. Our success also will depend substantially upon our ability to anticipate the emergence of, and adapt our products to, popular platforms for consumer software.

         We intend to design future products for use with new platforms. To coordinate the release of our products with the release of a new platform, we will need to make substantial investments in research and development at least one to two years in advance of the commercial release of such new platforms in the market. We cannot be certain that we will have the financial and technical resources available to make these substantial expenditures. Additionally, a new platform for which we develop products may not achieve market acceptance. As a result, we may incur substantial research and development expenses in developing products that do not sell well in the market. Our failure to anticipate the emergence of widely accepted product platforms and to timely develop products for use on these new platforms would have a material adverse effect on our business and financial condition.

         We Experience Intense Competition. The software industry is intensely competitive and rapidly evolving. We expect our revenues to be derived from competitive procurement processes managed by sophisticated purchasers that extensively investigate and compare the software applications offered by us and our competitors. We believe that the principal competitive factors influencing the market for our products include:

         o        vendor and product reputation;

         o        product architecture;

         o        functionality, features and ease of use;

         o        rapidity of implementation;

         o        product performance and price.

         We cannot give any assurance that we will be able to compete successfully with respect to any of these factors.

         Additionally, we compete directly with a large number of software vendors. We also face competition from internal management information systems departments, many of which have developed or may develop systems similar to our products. Many of our current and potential competitors have significantly greater financial, managerial, development, technical, marketing and sales resources than us. As a result, they may be able to devote those resources to develop and introduce products or systems more rapidly and with significantly greater functionality than and superior overall performance to those offered by us. These competitors may also be able to initiate and withstand significant price decreases more effectively than we can. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase their ability to offer products that address the needs of our current and potential customers. New competitors or new alliances among competitors may emerge and quickly acquire market share. Competition may therefore result in significant price reductions, decreased gross revenues, loss of market share and reduced acceptance of our products. Our failure to effectively compete could have a material adverse impact on our business, results of operations and financial condition.

         We Expect Quarterly Fluctuations in Our Operating Results. Our quarterly results of operations will vary in the future. Any shortfall in revenues recognized in any period could have a material adverse effect on our business, results of operations and financial condition for that period. Because approximately 60% to 75% of our total expenses are relatively fixed, variations in the timing of product sales and installations can cause significant variations in operating results from quarter to quarter and may magnify the adverse effect of any shortfalls in revenues on our results of operations. Quarterly fluctuations in operating results and variations from projections could have a significant impact on the market price of our Common Stock.

         Our Stock Price May Become Volatile. Our Common Stock is traded on the OTC Bulletin Board. The market price of our Common Stock may become subject to substantial volatility, due to many factors, including:

        o       variations in quarterly operating results;

        o       the gain or loss of significant contracts;

        o       changes in management;

        o announcements of technological innovations or new products by us or our competitors;

        o       legislative or regulatory changes;

        o       general trends in the industry; and

        o       recommendations by securities industry analysts.

         Additionally, the stock market has experienced extreme price and trading volume fluctuations that have affected the market price of securities of many technology companies. Although these fluctuations have, at times, been unrelated to the operating performances of the specific companies whose stock is affected, the fluctuations can adversely influence the stock price of these companies.

         An Active Trading Market Does Not Exist in Our Common Stock. In the past, our Common Stock has not experienced significant trading volume, has not been actively followed by stock market analysts and has had limited market-making support from broker-dealers. Additionally, we have been unable to meet the minimum requirements for the inclusion of our Common Stock on a stock exchange or on the Nasdaq system. As a result, we have experienced limited release of the market prices of our Common Stock and limited news coverage of our business. In turn, our Common Stock has had limited investor interest, which may materially adversely affect the trading market and prices for our Common Stock and our ability to issue additional securities or to secure additional financing. If market-making support and analyst coverage does not increase to greater levels, the average trading volume in our Common Stock may not increase or even sustain its current levels. We cannot be certain that an adequate trading market will exist to sell large positions in our Common Stock.

         Our Common Stock May Be Subject to "Penny Stock" Rules. Low priced stocks are subject to additional risks of federal and state regulatory requirements and the potential loss of effective trading markets. Our stock price has fallen below US$ 1.00. As a result, our Common Stock could be subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended, which among other things, requires that broker/dealers satisfy special sales practice requirements including making individualized written suitability determinations and receiving a purchaser's written consent prior to any transaction. Also, our Common Stock could be deemed penny stocks under the Securities Enforcement and Penny Stock Reform Act of 1990, which would require additional disclosure in connection with trades in our securities, including the delivery of a disclosure schedule explaining the nature and risks of the penny stock market. Such requirements could severely limit the liquidity of our securities and the ability of our stockholders to sell securities in the secondary market.